Exhibit 11
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

                            WEST ESSEX BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                        ---------------------------------


                                                                  Three Months Ended                   Six Months Ended
                                                                       June 30,                            June 30,
                                                      -------------------------------------    -------------------------------------
                                                            2002                2001                2002                  2001
                                                       ----------------   ------------------   ----------------     ----------------

Net income                                                 $  855,756        $  712,166         $1,660,199         $1,510,326
                                                           ==========        ==========         ==========         ==========

Weighted average number of common shares outstanding        4,708,626         4,779,825          4,729,225          4,780,196

Common stock equivalents due to dilutive effect
  of potential common shares                                 131,215             82,978            127,807             76,133
                                                           ----------        ----------         ----------         ----------

Total weighted average number of common shares
  and common share equivalents outstanding                  4,839,841         4,862,803          4,857,032          4,856,329
                                                           ==========        ==========         ==========         ==========

Basic earnings per common share                            $     0.18        $     0.15         $     0.35         $     0.32

Diluted earnings per common share                          $     0.18        $     0.15         $     0.34         $     0.31

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